As filed with the Securities and Exchange Commission on March 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	77-0481679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Victoria Place, 5th Floor

31 Victoria Street

Hamilton HM 10, Bermuda

(441) 294-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2000 Employee Stock Purchase Plan, as amended and restated

(Full title of the plan)

Mitchell Gaynor

Executive Vice President, Chief Legal Officer and Secretary

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common shares, par value $0.002 per share, to be issued under the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as amended and restated	8,000,000	$36.60	$292,800,000	$31,994.48

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as amended and restated, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares.

(2)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee, based upon 85% of the average of the high and low prices of the Registrant’s common shares as reported on the Nasdaq Global Select Market on March 9, 2021. Pursuant to the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as amended and restated, the purchase price of a common share is 85% of the fair market value of the common share.

INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

General Instruction E Information

This Registration Statement on Form S-8 is being filed by Marvell Technology Group Ltd. (“Marvell”) to register an additional 8,000,000 of its common shares, par value $0.002 per share (“Common Shares”) issuable to employees of Marvell and certain of its subsidiaries under the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as amended and restated on October 31, 2011 (the “2011 ESPP”), and consists of only those items required by General Instruction E to Form S-8.

The contents of Marvell’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (“Commission”) on June 26, 2000 (Registration No. 333-40154), February 28, 2001 (Registration No. 333-56322), May  1, 2002 (Registration No. 333-87322), May  2, 2003 (Registration No. 333-104925), April  13, 2004 (Registration No. 333-114434), April  14, 2005 (Registration No. 333-124072), April  13, 2006 (Registration No. 333-133281), January  11, 2008 (Registration No. 333-148621), June  20, 2008 (Registration No. 333-151816), December  10, 2009 (Registration No. 333-163644), March  28, 2012 (Registration No. 333-180412), March  29, 2013 (Registration No. 333-187641), March  28, 2014 (Registration No. 333-194865), June  4, 2015 (Registration No. 333-204730), August  10, 2016 (Registration No. 333-213059), March  29, 2017 (Registration No. 333-217004), March  29, 2018 (Registration No. 333-224015), March  23, 2019 (Registration No. 333-230616), and March  23, 2020 (Registration No. 333- 237333) each of which relates to the 2000 ESPP, are incorporated herein by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Appleby (Bermuda) Limited as filed herewith

10.1	2000 Employee Stock Purchase Plan (as amended and restated as of October 31, 2011), incorporated by reference to Exhibit 10.1 of the registrant’s Quarterly Report on Form 10-Q for the period ended October 29, 2011 as filed on December 2, 2011

10.2	2000 Employee Stock Purchase Plan Form of Subscription Agreement, incorporated by reference to Exhibit 10.3 of the registrant’s Quarterly Report on Form 10-Q for the period ended October 31, 2020 as filed on December 4, 2020

23.1	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche, LLP as filed herewith

23.2	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 16 day of March, 2021.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ JEAN HU
	Name:	Jean Hu
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew Murphy and Jean Hu and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ MATTHEW MURPHY	Director and Chief Executive Officer	March 16, 2021
Matthew Murphy	(Principal Executive Officer)

/s/ JEAN HU	Chief Financial Officer (Principal	March 16, 2021
Jean Hu	Financial Officer)

/s/ WILLEM MEINTJES	Chief Accounting Officer	March 16, 2021
Willem Meintjes	(Principal Accounting Officer)

/s/ RICHARD HILL	Chairman of the Board	March 16, 2021
Richard Hill

/s/ TUDOR BROWN	Director	March 16, 2021
Tudor Brown

/s/ BRAD BUSS	Director	March 16, 2021
Brad Buss

/s/ EDWARD FRANK	Director	March 16, 2021
Edward Frank

/s/ MARACHEL KNIGHT	Director	March 16, 2021
Marachel Knight

/s/ BETHANY MAYER	Director	March 16, 2021
Bethany Mayer

/s/ MICHAEL STRACHAN	Director	March 16, 2021
Michael Strachan

/s/ ROBERT E. SWITZ	Director	March 16, 2021
Robert E. Switz